Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Givbux, Inc.

We consent to the use in the Form S-1 Registration Statement under the Securities Act of 1933 of our report dated June 26, 2024, of the consolidated financial statements of Givbux, Inc. as of December 31, 2023, for the year ended December 31, 2023. The report of Givbux, Inc. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/s/ Olayinka Oyebola
OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

July 22, 2025